Exhibit 99.1

Stewart Reports Earnings for Third Quarter 2006

          HOUSTON, Oct. 26 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the third quarter and nine months ended September 30, 2006. (Dollar amounts in the table below are in millions, except per share figures.)

	Third Quarter

	2006	2005

Total revenues	$641.5	$639.4
Pretax earnings before minority interests	27.0	57.2
Net earnings	14.2	31.8
Net earnings per diluted share	0.77	1.74

	Nine Months

	2006	2005

Total revenues	$1,825.7	$1,801.5
Pretax earnings before minority interests	64.9	143.7
Net earnings	32.5	79.7
Net earnings per diluted share	1.78	4.37

          Financial Highlights

*

Revenues increased 0.3 percent to $641.5 million in the third quarter of 2006 compared with $639.4 million for the third quarter of 2005. Pretax earnings (calculated before minority interests) for the third quarter of 2006 were $27.0 million compared with $57.2 million for the same period of 2005.

*

Revenues increased 1.3 percent to $1.83 billion in the first nine months of 2006 compared with $1.80 billion for the first nine months of 2005. Pretax earnings (calculated before minority interests) for the first nine months of 2006 were $64.9 million compared with $143.7 million for the same period of 2005.

*

The increase in revenue in the third quarter of 2006 from the same period in 2005 was due primarily to revenues from new agencies, the impact of acquisitions and strong growth in commercial transactions, offset by a decline in revenues and transactions handled by our direct operations.  The decrease in revenues from direct operations resulted from a reduction in residential closings due to a higher interest rate environment that has significantly impacted certain major markets of the country.  Mortgage interest rates averaged 6.6 percent in the third quarter of 2006 compared with 5.8 percent in the third quarter of 2005. Acquisitions increased revenues by $12.1 million for the quarter.

*

Profits for the third quarter of 2006 versus 2005 were reduced primarily due to a higher complement of lower-margin agency business compared to direct operations and higher other operating costs.  Other operating costs increased primarily due to expenses associated with new offices, increased technology development for higher productivity and security costs to comply with both privacy laws and Sarbanes-Oxley. The Company is continually monitoring changes in transaction volumes and has now reduced staff levels accordingly while continuing with its goal to provide superior customer service and gain market share. Excluding the effect of increases from new locations, the Company’s workforce was reduced by approximately 650 employees, or 6.4 percent, since September 30, 2005.  A significant number of these staff reductions occurred during the third quarter and, as such, the corresponding reduction in employee costs will be realized in the fourth quarter of 2006.

*	Stewart’s book value per share increased to $44.11 at September 30, 2006 compared with $42.21 at December 31, 2005.

*

Title orders from direct operations declined in the third quarter of 2006 by 23.2 percent from the same period a year ago. September orders were 25.0 percent lower than the same month a year ago. The increase in mortgage interest rates and a reduction in home sales were the major reasons for the decline in title orders.

          “Within our REI portal group, PropertyInfo.com, we changed leadership and consolidated our web-based title services for agencies to provide a one-stop order and delivery point for our agency network,” said Stewart Morris, Jr., president and co-chief executive officer. “We also have consolidated and rebranded the lender services division of Stewart Mortgage Information, which is now known as Stewart Lender Services.  Products and services, spanning from loan origination to post-closing services, are available at http://www.stewartlenderservices.com .

           “Homebuyers have evolved rapidly from print-based media to online searching,” added Stewart Morris, Jr. “Our SureClose® transaction management platform, patent-pending eClosingRoom™, e-signature, e-notarization, e- recording and e-vault technologies position Stewart to continue to exceed consumer expectations for lower costs and more efficient closings.  Our investment in technology has resulted in a key marketing and productivity tool.  We are moving our primary title production and transaction management systems to an integrated web-based platform.”

          “Our rapidly growing commercial title business is a bright spot on the financial side,” said Malcolm S. Morris, chairman and co-chief executive officer.  “We have tripled our commercial business since 2000.  Commercial customers are serviced by Stewart’s National Title Services (NTS), which has 20 offices across the country plus more than 900 Stewart Title offices and branches.  In addition, the 2004 acquisition of Title Associates in New York has also contributed greatly to this growth. Our commercial closers, underwriters, marketing specialists and escrow officers deliver stellar service.  Stewart Title Guaranty Company’s balance sheet, with an industry- record 31 years of growth in surplus and reserves, provides the confidence level that commercial policyholders demand.

          “The current growing commercial real estate market is benefiting not only our title business but also our subsidiary, Asset Preservation, Inc., which is a national leader in tax-deferred exchanges under Section 1031 of the Internal Revenue Code.”

          Stewart Information Services Corporation is a customer-oriented, technology-driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, mortgage default management solutions, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at http://www.stewart.com .

          This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended September 30		Nine months ended September 30

	2006	2005	2006	2005

Revenues
Title insurance:
Direct operations	262,610	287,607	766,041	779,422
Agency operations	348,842	320,545	970,685	935,730
Real estate information services	20,161	22,760	59,915	61,075
Investment income	8,750	8,016	25,683	21,473
Investment and other gains - net	1,158	514	3,349	3,783

	641,521	639,442	1,825,673	1,801,483
Expenses
Amounts retained by agencies	282,592	259,557	784,403	762,781
Employee costs	183,447	183,863	546,218	513,353
Other operating expenses	101,758	97,963	299,003	270,927
Title losses and related claims	35,374	31,434	99,849	83,778
Depreciation and amortization	9,791	8,592	26,905	24,642
Interest	1,577	883	4,424	2,278

	614,539	582,292	1,760,802	1,657,759
Earnings before taxes and minority interests	26,982	57,150	64,871	143,724
Income taxes	7,942	19,880	18,431	50,041
Minority interests	4,890	5,499	13,933	14,019

Net earnings	14,150	31,771	32,507	79,664

Average number of diluted shares (000)	18,297	18,259	18,302	18,236
Earnings per share -diluted	0.77	1.74	1.78	4.37

Segment information:
Title revenues	621,360	616,682	1,765,758	1,740,408
Title pretax earnings before minority interests	26,973	51,748	63,382	133,833
REI revenues	20,161	22,760	59,915	61,075
REI pretax earnings before minority interests	9	5,402	1,489	9,891
Selected financial information:
Cash provided by operations	42,333	45,903	55,122	133,272
Title loss payments - net of recoveries	24,694	26,336	79,850	59,777
Changes in other comprehensive earnings - net of taxes	7,455	(4,099)	2,115	(5,244)
Number of title orders opened (000):
July	59	77
August	68	86
September	56	75

Quarter	183	238

	September 30 2006	December 31 2005

Stockholders’ equity	803,783	766,313
Number of shares outstanding (000)	18,223	18,154
Book value per share	44.11	42.21

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	September 30 2006	December 31 2005

Assets
Cash and cash equivalents	127,582	134,734
Short-term investments	168,628	206,717
Investments - statutory reserve funds	476,609	449,475
Investments - other	89,283	85,802
Receivables - premiums from agencies	47,800	49,397
Receivables - other	48,136	47,791
Allowance for uncollectible amounts	(8,952)	(8,526)
Property and equipment	91,286	85,762
Title plants	68,777	58,930
Goodwill	188,435	155,624
Intangible assets	14,593	15,268
Other assets	94,356	80,177

	1,406,533	1,361,151

Liabilities
Notes payable	94,626	88,413
Accounts payable and accrued liabilities	109,848	125,255
Estimated title losses	369,427	346,704
Deferred income taxes	11,196	15,784
Minority interests	17,653	18,682

	602,750	594,838
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	148,215	145,367
Retained earnings	651,739	619,232
Accumulated other comprehensive earnings	7,743	5,628
Treasury stock	(3,914)	(3,914)

Total stockholders’ equity	803,783	766,313

	1,406,533	1,361,151

          October 26, 2006

SOURCE  Stewart Information Services Corporation
          -0-                                                                      10/26/2006
          /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014/
          /Web site:  http://www.stewart.com
                            http://www.stewartlenderservices.com /